UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K/A

Amendment No. 2

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2013

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-25663	20-3502861
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997

(Address of Principal Executive Office) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 24, 2013, Ecosphere Technologies, Inc. (“ETI”) sold 12% of Fidelity National Environmental Solutions, LLC, formerly Ecosphere Energy Services, LLC, (“FNES”) to Fidelity National Financial, Inc. (“FNF”), an existing EES member, for $6 million under a Unit Purchase Agreement (the “Agreement”). In consideration for facilitating the transaction, ETI transferred an additional 1.5% interest of FNES to an existing EES member. As a result, ETI and FNF now own 39% and 31% of FNES, respectively. Additionally, for a 90-day period, FNF was granted an option to purchase an additional 8% of FNES from ETI for $4 million. FNF exercised this option on July 31, 2013.   In 2012, FNES unaudited revenues and net income were approximately $11.7 and $3.8 million, respectively.

ETI and FNES also entered into a Master Manufacturing Agreement which provides for ETI to be the exclusive manufacturer of all equipment and products for FNES that use ETI’s water treatment technologies, for energy applications as required by FNES for a two-year period. ETI and the other EES members also entered into a Second Amended and Restated Limited liability Company Agreement. Copies of these agreements and the Unit Purchase Agreement with FNF were filed as exhibits to the Form 10-Q for the period ended June 30, 2013, filed with the SEC on August 9, 2013.

Effective May 24, 2013, ETI will account for its investment in FNES using the equity method of accounting.  The following unaudited pro-forma presentation reflects ETI’s condensed balance sheet as of March 31, 2013 as if the FNF transaction and corresponding deconsolidation and equity method accounting occurred on March 31, 2013:

Ecosphere Technologies, Inc.

Unaudited Condensed Pro Forma Balance Sheet

	March 31,			March 31,
	2013	(Unaudited)		2013
	(Unaudited)	Pro Forma		(Unaudited)
	As Reported	Adjustments		Pro Forma
Assets
Current assets
Cash and cash equivalents	$433,694	4,496,201	1,2	$4,929,895
Other current assets	4,664,459	(705,358)	1	3,959,101
Total current assets	5,098,153			8,888,996
Investment in EES	—	19,546,600	3	19,546,600
Property, plant and equipment, net	4,262,338	(3,256,336)	1	1,006,002
Other assets	163,933	(4,200)	1	159,733
Total Assets	$9,524,424			$29,601,331

Liabilities, Redeemable Convertible Cumulative Preferred Stock and Stockholders' Equity (Deficit)

Current liabilities	$5,670,647	(166,009)	1	$5,504,638
Long Term Liabilities	648,640	(7,743)	1	640,897
Total liabilities	6,319,287			6,145,535

Redeemable convertible cumulative preferred stock	3,658,461			3,658,461

Stockholders' Equity (Deficit)	(453,324)	20,250,659	4,5	19,797,335

Total Liabilities, Redeemable Convertible Cumulative Preferred Stock and Stockholders' Equity (Deficit)	$9,524,424			$29,601,331

———————

1 Represents reduction of assets and liabilities for carrying amounts on FNES on March 31, 2013.

2 Represents cash proceeds of $6 million from sale of 12% interest in FNES, less cash payment from proceeds to FNES to settle amounts due, less $150,000 broker fee paid to Ladenburg Thalmann & Co.

3 Represents the fair value of ETI’s 39.1% retained interest in EES.

4 Gain on deconsolidation.

5 Removal on non-controlling interest as of March 31, 2013.

The following unaudited pro-forma presentation reflects ETI’s pro forma condensed statement of operations for the year ended December 31, 2012, and for the three months ended March 31, 2013as if the FNF transaction and corresponding deconsolidation and equity method accounting occurred at the beginning of each period:

Ecosphere Technologies, Inc.

Unaudited Pro Forma Condensed Statement of Operations

Year Ended December 31, 2012

		(Unaudited)
		Pro Forma		(Unaudited)
	As Reported	Adjustments		Pro Forma

Revenues	$31,132,298	$(10,788,031)	1	$20,344,267
Costs and expenses	29,967,088	(6,995,433)	1	22,971,655
Income (loss) from operations	1,165,210	(3,792,598)	1	(2,627,388)
Allocation of income from unconsolidated investee	—	1,481,817	2	1,481,817
Other expense, net	(111,143)	2,126	1	(109,017)
Net income	$1,054,067	$(2,308,655)		$(1,254,588)

Net income applicable to Ecosphere Technologies, Inc. common stock	$136,200	$(1,390,788)		$(1,254,588)

Net income per common share applicable to common stock - basic	$0.00	$(0.01)		$(0.01)

Net income per common share applicable to common stock - diluted	$0.00	$(0.01)		$(0.01)

———————

1 Pro forma deconsolidation of EES revenues and costs

2 Pro forma allocation of income from EES using Equity Method

Ecosphere Technologies, Inc.

Unaudited Pro Forma Condensed Statement of Operations

Quarter Ended March 31, 2013

		(Unaudited)
	(Unaudited)	Pro Forma		(Unaudited)
	As Reported	Adjustments		Pro Forma

Revenues	$861,619	$(756,994)	1	$104,625
Costs and expenses	3,186,094	(1,549,492)	1	1,636,602
Loss from operations	(2,324,475)	792,498	1	(1,531,977)
Allocation of loss from unconsolidated investee	—	(309,972)	2	(309,972)
Other expense, net	(178,473)	408	1	(178,065)
Net income (loss)	$(2,502,948)	$482,934		$(2,020,014)

Net income (loss) applicable to Ecosphere Technologies, Inc. common stock	$(2,353,140)	$333,126		$(2,020,014)

Net income (loss) per common share applicable to common stock - basic	$(0.02)	$0.00		$(0.01)

Net income (loss) per common share applicable to common stock - diluted	$(0.02)	$0.00		$(0.01)

———————

1 Pro forma deconsolidation of EES revenues and costs

2 Pro forma allocation of loss from EES using Equity Method

The full pro forma March 31, 2013 balance sheet and pro form statements of operations for the year ended December 31, 2012, and for the three months ended March 31, 2013 is attached as Exhibit 99.1, 99.2 and 99.3 and should be reviewed by investors.

Item 9.01. Financial Statements and Exhibits.

(b) Pro forma financial information.

Exhibits.

99.1 Unaudited pro forma balance sheet as of March 31, 2013.

99.2 Unaudited pro forma condensed statement of operations for the year ended December 31, 2012.

99.3 Unaudited pro forma condensed statement of operations for the quarter ended March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

	By:	/s/ Dennis McGuire
Dennis McGuire Chief Executive Officer
Date: September 20, 2013